AnorMED Inc. 200 – 20353 64th Ave Langley, British Columbia Canada V2Y 1N5	TEL (604) 530-1057 FAX (604) 530-0976 www.anormed.com
NEWS RELEASE
ANORMED SHARES BEGIN TRADING ON NASDAQ

For Immediate Release:	September 7, 2006
Vancouver, British Columbia — AnorMED Inc. (NASDAQ:ANOR; TSX:AOM) today announced that its common shares will begin trading on September 8, 2006 on the NASDAQ Global Market of the NASDAQ Stock Market, Inc. under the symbol “ANOR”.
Concurrent with trading on NASDAQ, AnorMED’s common shares have been de-listed from the American Stock Exchange.
Bill Adams, AnorMED’s Chief Financial Officer, said the Company believes that transferring its listing to NASDAQ will provide the Company with broader exposure to a larger base of U.S. institutional and retail investors. “We are confident that a NASDAQ listing will help the Company increase its profile with the world’s leading biotechnology investors,” said Adams.
AnorMED shares will continue to trade on the Toronto Stock Exchange (TSX) in addition to NASDAQ. The Company intends to maintain both listings.
More information and where to find it
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 hostile offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. The Circular describes the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 — 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.
About AnorMED Inc.
AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases.
Upcoming product announcements
AnorMED expects to release in the first half of 2007, top-line data from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation. Based on successful results of these studies, the

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Company plans to file a new drug application (“NDA”) for marketing approval with the FDA in the second half of 2007 and with Canadian and European regulators in 2008. Additional data relating to MOZOBIL is expected to be presented at the American Society of Hematology (“ASH”) meeting scheduled to be held in Orlando, Florida from December 9 to 13, 2006.
In the next few months, the Company also expects to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients. In February 2007, the Company expects to present updated clinical data on the development of AMD070 in HIV patients at the Conference on Retroviruses and Opportunistic Infections (“CROI”) scheduled to be held in Los Angeles, California.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: the listing of AnorMED’s common shares on NASDAQ and the expected timing thereof; broader exposure to a larger base of U.S. institutional and retail investors created by AnorMED’s NASDAQ listing; AnorMED’s increased profile with the world’s leading biotechnology investors as a result of its NASDAQ listing; AnorMED’s expectation that it will continue to trade on the TSX and NASDAQ; AnorMED’s expected release in the first half of 2007 of top-line data and successful results from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s plans to file a NDA for marketing approval with the U.S. FDA in the second half of 2007 and with Canadian and European regulators in 2008; AnorMED’s expectation that in the next few months it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; AnorMED’s expectation that it will present additional data relating to MOZOBIL at the ASH meeting to be held in Orlando, Florida from December 9 to 13, 2006; and AnorMED’s expectation that it will present updated clinical data on the development of AMD070 in HIV patients at the CROI meeting to be held in Los Angeles, California in February 2007.
With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: AnorMED’s ability to successfully de-list from the AMEX and satisfy the conditions required by NASDAQ for listing its common shares; AnorMED’s ability to benefit from broader exposure to a larger base of U.S. institutional and retail investors created by a NASDAQ listing; AnorMED’s ability to increase its profile with the world’s leading biotechnology investors as a result of its NASDAQ listing; AnorMED’s ability to meet the regulatory requirements to continue trading on the TSX and NASDAQ; AnorMED’s ability to release in the first half of 2007 top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007 and with Canadian and European regulators in 2008; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED’s ability to present additional data relating to MOZOBIL in December 2006; and AnorMED’s ability to present updated data on the development of AMD070 in HIV patients in February 2007. The foregoing list of assumptions is not exhaustive.
Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: AnorMED may not have the ability to successfully de-list from the AMEX and satisfy the conditions required by NASDAQ for listing its common shares; the complexity and expense of maintaining a NASDAQ listing; AnorMED may not have the ability to benefit from broader exposure to a larger base of U.S. institutional and retail investors created by its NASDAQ listing; AnorMED may not have the ability to increase its profile with the world’s leading biotechnology investors as a result of its NASDAQ listing; AnorMED may not have the ability to meet the regulatory requirements to continue trading on the TSX and NASDAQ; AnorMED may not have the ability to release in the first half of 2007 top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED may not have the ability to file a NDA for marketing approval with

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the U.S. FDA in the second half of 2007 and with Canadian and European regulators in 2008; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED may not have the ability to present additional data relating to MOZOBIL in December 2006; AnorMED may not have the ability to present updated data on the development of AMD070 in HIV patients in February 2007; AnorMED may not be able to develop and obtain regulatory approval for MOZOBIL in stem cell transplant indications and any future product candidates in its targeted indications; AnorMED may not be able to establish marketing and sales capabilities for launching MOZOBIL in stem cell transplant indications; the costs of any future products in AnorMED’s targeted indications may be greater than anticipated; AnorMED relies on third parties for the continued supply and manufacture of MOZOBIL; AnorMED may face unknown risks related to intellectual property matters; AnorMED may face competition from other pharmaceutical or biotechnology companies; and further equity financing may substantially dilute the interests of our shareholders.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.
For further information:
Company Contact: W.J. (Bill) Adams, CA, Chief Financial Officer, Tel: 604-530-1057, Email: wjadams@anormed.com or Kim Nelson, Ph.D., Manager, Investor Relations, Tel: 604-532-4654, Cell: 604-614-2886, Email: knelson@anormed.com Media Contact: Karen Cook, James Hoggan & Associates, Tel: 604-739-7500, Email: kcook@hoggan.com